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                                                                    EXHIBIT 16.1





November 11, 2004


U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, NW
Washington, D.C. 20549

Re:   Cell Robotics International Inc.
      File No. 5049-05

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Cell Robotics International Inc. dated November 5, 2004 and agree with the statements concerning our Firm contained therein.

Very truly yours,


/s/ Grant Thornton LLP

Copies to:
Dr. Toby L. Simon, Chairman
Audit Committee of the Board of Directors
Cell Robotics International Inc.

Mr. Eutimio L. Sena
Chief Executive Officer
Cell Robotics International Inc.








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